EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

     The following are subsidiaries of America Online Latin America, Inc:

     1. America Online Caribbean Basin, Inc., a Delaware corporation.

     2. AOL Latin America Management LLC, a Delaware limited liability company.

     3. AOL Latin America, S.L., a corporation organized under the laws of Spain.

     4. AOL Argentina S.R.L., a corporation organized under the laws of Argentina.

     5. AOL Brasil Ltda., a corporation existing under the laws of the Federative Republic of Brazil.

     6. AOL Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico.

     7. AOL S. de R.L. de C.V., a corporation organized under the laws of Mexico